Exhibit 99.1

NEWS RELEASE
Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Announces Appointment of Two New Independent Directors

PITTSBURGH, PA – December 8, 2025 – WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, today announced that its Board of Directors has unanimously approved the appointment of two new independent directors, Michael L. Carter and David C. Wajsgras, effective January 1, 2026.

Mr. Carter currently serves as Executive Vice President and Chief Partner Officer of Truist Financial Corporation and previously led Corporate and Investment Banking at Truist Securities. He joined Truist in 2021 after serving as Managing Director and Global Head of Technology Investment Banking at RBC Capital Markets, as well as earlier leadership roles at other global investment banking firms. He holds an MBA from Harvard Business School and a BA from Washington University in St. Louis.

Mr. Wajsgras is the former Chief Executive Officer of Intelsat Holdings S.A. and currently serves as a director of Parsons Corporation and Martin Marietta Materials, Inc. Previously, he led Raytheon’s Intelligence, Information and Services business and earlier served as Raytheon’s Senior Vice President and Chief Financial Officer, following executive roles at Lear Corporation, AlliedSignal, and others. He holds an MBA from American University and a BS from the University of Maryland.

“We are very pleased to welcome Michael and Dave to our Board,” said John Engel, Chairman, President and CEO of Wesco. “Michael brings three decades of capital markets expertise with an extensive background in mergers and acquisitions, investment banking and corporate finance. Dave is an experienced CEO and CFO who brings deep global expertise in industrial, communications and technology-driven infrastructure sectors. Their perspectives will be invaluable as we continue to execute our Wesco strategy and drive long-term value for our customers and shareholders.”

Two current directors, Bobby Griffin and Steve Raymund, are expected to retire in May 2026 at the end of their current terms.

Mr. Engel added, “On behalf of our Board of Directors and our entire Wesco team, I would like to thank Bobby and Steve for their dedicated service and innumerable contributions to our success. Their guidance and expertise have been instrumental in advancing our strategy, strengthening our governance, and delivering value to all our stakeholders. We extend our very best wishes to them and their families.”

About Wesco International
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with approximately $22 billion in annual sales in 2024 and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry's premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, educational institutions, government agencies, technology companies, telecommunications providers, and utilities. Wesco operates more than 700 sites, including distribution centers, fulfillment centers, and sales offices in approximately 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Contact Information:

Scott Gaffner
Senior Vice President, Investor Relations
Scott.gaffner@wescodist.com

Jennifer Sniderman
Vice President, Corporate Communications
Jennifer.sniderman@wescodist.com